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                                              ===============================
                                               McAFEE & TAFT
                                               FOR DISCUSSION PURPOSES ONLY
                                               DRAFT OF:  January 25, 2000
                                               TIME:  2:00 p.m.
                                              ===============================


                      AGREEMENT TO PROVIDE INDEMNITY

       THIS AGREEMENT is made and entered into as of January 24, 2000 by and among DOBSON COMMUNICATIONS CORPORATION, an Oklahoma corporation ("Dobson") and DOBSON CC LIMITED PARTNERSHIP, an Oklahoma limited partnership ("DCCLP") with reference to the following circumstances:

       A. Dobson's board of directors has approved the distribution of the stock of Logix Communications Enterprises, Inc. ("Logix") to the Shareholders (the "Distribution").

       B. Based on the opinion of Arthur Andersen LLP dated January 24 2000, Dobson and DCCLP believe that Dobson will not incur any income tax resulting from the Distribution, provided, among other things, DCCLP does not take, or cause or permit Logix to take, on or before the second anniversary of the Distribution, certain actions with respect to Logix or the capital stock of Logix which DCCLP will receive in the Distribution (the "Logix Stock"), which actions by DCCLP or Logix could cause Dobson to realize taxable income solely as a result of the Distribution (a "Prohibited Action").

       C. The parties desire to set forth their understanding and agreements with respect to their respective rights and obligations if income tax is due from Dobson as a result of a Prohibited Action.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

       1. SHAREHOLDER AGREEMENT. DCCLP agrees prior to taking or causing or permitting Logix to take a Prohibited Action that results in Dobson incurring taxable income from the Distribution pursuant to Section 355(e) of the Internal Revenue Code of 1986, as amended (the "Code") DCCLP shall either

              a) Satisfy itself by reasonable means that the fair market value of Logix at the time of the Distribution, as estimated in good faith by the Board of Directors of Dobson, does not exceed the sum of Dobson's tax basis in Logix and/or the Logix stock, for federal income tax purposes, at the time of the Distribution plus the aggregate net operating losses of Dobson legally available to offset against such taxable income PLUS PENALTIES OR INTEREST THEREON; or

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              b)     Cause Logix to enter into and execute an indemnity
                     agreement with Dobson (the "Indemnity Agreement") reasonably satisfactory to Dobson, whereby Logix will indemnify Dobson for any income tax, together with any penalties or interest thereon (collectively, the "Income Tax"), incurred by Dobson under Section 355(e) of the Code solely attributable to the Distribution and arising as a result of a Prohibited Action and Logix is financially capable of performing its obligations under the Indemnity Agreement.

DCCLP or its representative must certify as to the existence of facts or circumstances necessary to meet Section 1(a) and 1(b) above prior to consummating a Prohibited Action. Any Indemnity Agreement executed by Logix and Dobson pursuant to Section 1(b) above will contain terms mutually agreeable to Dobson and DCCLP. For purposes of calculating any income tax liability under Section 1(b) above, the amount of income taxes will be determined after the application of the aggregate net operating losses of Dobson legally available to offset taxable income incurred under Section 355(e) of the Code as a result of the Distribution.

       2. PROCEDURE. If a Taxing Authority claims that Dobson must pay income tax as a result of a Prohibited Action for which Logix is responsible under the Indemnity Agreement, DCCLP shall have control over the defense or prosecution of any proceedings related to such claim (a "Claim"). DCCLP shall not have the right to settle any Claim unless Dobson would be released of any and all liability with respect to the facts giving rise to the Claim. DCCLP shall give Dobson five (5) days notice prior to settling any such Claim and Dobson shall have the right to approve or reject the settlement of such Claim; provided, however, that if the settlement provides that Dobson shall be relieved from all tax liability with respect to the facts giving rise to the Claim, then upon rejection of the settlement of any such Claim, Dobson shall assume control of the defense or prosecution of such Claim, at its sole cost and expense from that point forward, and the liability of Logix with respect to such Claim as finally resolved shall be limited to the monetary equivalent of the rejected settlement amount concerning such Claim. Dobson shall retain the right to employ its own counsel and discuss matters with Logix related to the defense or prosecution of any such Claim controlled by Logix. Dobson shall be solely responsible for its own costs and expenses in connection with such participation; provided, however, that all decisions of DCCLP shall be final and that Dobson shall cooperate with DCCLP in all respects in defense of such Claim, including refraining from taking any position adverse to DCCLP for so long as DCCLP has complied with Section 1(b) hereof.

       3. GOVERNING LAW. This Agreement shall governed by, and construed in accordance with, the laws of the State of Oklahoma.

       4. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.


       5. ENTIRE AGREEMENT. This Agreement constitutes the complete and exclusive agreement between the parties hereto with respect to the subject matter hereof and supersedes all

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prior agreements, understandings, and representations (oral, written, implied, or expressed), with respect to such subject matter.

       2. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

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       DATED the day and year first above written.

DOBSON:                            DOBSON COMMUNICATIONS CORPORATION,
                                   an Oklahoma corporation

                                   By
                                     ------------------------------------------
                                     Everett R. Dobson, Chairman of the Board and Chief Executive Officer

DCCLP:                             DOBSON CC LIMITED PARTNERSHIP

                                   By:  RLD, INC., General Partner


                                         By
                                           ------------------------------------
                                           Everett R. Dobson, President


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